Exhibit 10.19(b)

Amendment to Actuant Corporation

2001 Outside Directors’ Stock Option Plan

The Actuant Corporation 2001 Outside Directors’ Stock Option Plan has been amended to increase the number of shares available for issuance thereunder from 70,000 to 110,000.

The foregoing amendment to the Actuant Corporation 2001 Outside Directors’ Stock Option Plan was adopted by the Board of Directors on November 7, 2002 and approved by the shareholders of the Company on January 10, 2003.